Exhibit 99.1

BearingPoint Provides Business Update

2006 Guidance, Financial Audit and Filing Status and Update on Other Business

Performance Indicators to be Provided Today in Webcast of Analyst/Investor Day

McLean, Va., October 11, 2005— BearingPoint, Inc. (NYSE:BE), a leading global management and technology consulting firm, today will provide a business update that includes guidance assumptions for 2006, financial filing status for 2004 and related items, and Company performance metrics.

The information disclosed today reflects un-audited information based on current Company data.

Outlook for 2006

The Company provided guidance for fiscal year 2006 of $3.50 billion to $3.70 billion in gross revenue and $2.70 billion to $2.85 billion in net revenue, and $180 million to $250 million in operating income. The Company also projects net cash provided by operating activities in 2006 of $280 million to $350 million and free cash flow in 2006 of $230 million to $300 million for 2006.1

“We continue to make progress across our business segments, and expect to return to profitability in 2006,” said Harry You, BearingPoint’s chief executive officer. “Our employees are paramount to our success and I am confident that we have the right team focused on a winning strategy that defines our offerings in the marketplace and addresses our outstanding issues, while increasing profitability.

“We are excited about the opportunities at BearingPoint over the next year, as evidenced by several recent large client wins,” said You. “We will continue to focus on building strong client relationships, investing in our key capabilities and expanding our business sensibly, strategically and profitably, while at the same time carefully managing our expenses. I look forward to updating you on our progress in the quarters ahead.”

Status of 2004 Financial Statements

On September 7, 2005, the Company disclosed that due to the volume of work and review involved, the Company believed that a reasonable time frame for completion of its financial statements for calendar year 2004 and the related SEC filings was the latter part of October. The Company has now concluded that it is unlikely that it will complete the process by the end of October. The Company has made substantial progress in completing its financial statements and related filings, including preparing the trial balance, finishing Sarbanes-Oxley testing, completing the great majority of adjusting entries and preparing a working draft of the Form 10-K. Throughout this process, the Company has resolved a number of issues, and several issues are still being addressed. Prompt completion of the financial statements and filings is important to the Company’s relationship with its clients, including its federal, state and local clients. The Company continues to make completion of its 2004 financial statements and related filings a top priority. The Company currently expects that no further updates will be necessary before it files its 2004 financial statements and related filings.

Other Business Indicators

BearingPoint also announced several other performance metrics, including:

•	Cash. Based on its preliminary review of the Company’s bank account balances, the Company estimates that as of September 30, 2005, its cash balance was approximately $391 million, virtually unchanged from the $390 million estimated cash balance as of June 30, 2005, based on the Company’s review of its bank account balances at that time. The Company continues to project a cash balance at year-end in the range of $300 million to $400 million.

•	Bookings.[2] Bookings for the third quarter ended September 30, 2005 were approximately $770 million, reflecting a continued positive trend in cumulative bookings in 2005.

•	Workforce utilization. Total workforce utilization (a measure of how chargeable our consultants are to client engagements worldwide) was 66% for the third quarter ended September 30, 2005, compared to total workforce utilization of 67% in the third quarter ended September 30, 2004. Utilization is defined as total hours charged to client engagements divided by total hours in a specific time period.

•	Chargeable hours. For the third quarter ended September 30, 2005, the total amount of chargeable hours billed by consultants to client engagements was 5.1 million, compared to 5.1 million for the third quarter ended September 30, 2004.

•	Billable headcount. At September 30, 2005, billable headcount was approximately 15,400, an increase of approximately 2% over billable headcount at June 30, 2005. The Company’s global voluntary employee turnover rate for billable employees was 28% for the third quarter ended September 30, 2005. In June 2005 the Company began implementing programs to improve retention of all employees.

While utilization and chargeable hours are indications of the efficiencies of the Company’s workforce and the volume of work produced on behalf of clients, the measures should not be relied upon as an indication of revenue or profits.

Webcast Information

As disclosed in the press release dated October 6, 2005, Harry You’s presentation will be webcast over the Internet at 8:00 am until approximately 9:30 am ET. To listen to the live call, please go to the Investor Relations section of BearingPoint’s website at http://www.bearingpoint.com and click on the conference call link provided. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. Online replay, available approximately two hours after the end of the call, and will be available for two weeks following the event.

(1)

Net revenue is a non-GAAP financial measure. The most directly comparable financial measure in accordance with GAAP is gross revenue. Net revenue is derived by deleting the component of gross revenue that consists of other direct contract expenses, which are costs that are directly attributable to client

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engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors. Gross revenue during 2006 is projected to be approximately $3.5 billion to $3.7 billion. Other direct contract expenses during 2006 are projected to be approximately $800 million to $850 million. When other direct contract expenses are subtracted from gross revenue of approximately $3.5 billion to $3.7 billion, the result is approximately $2.7 billion to $2.85 billion, which is net revenue. The Company believes that it is useful to investors to be informed of net revenue because it represents the actual amount paid by our clients specifically for professional services. Free cash flow is calculated by subtracting purchases of property and equipment from cash provided by operating activities, which results in a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is net cash provided by operating activities. Net cash provided by operating activities during 2006 is projected to be approximately $280 million to $350 million. Purchases of property and equipment are projected to be approximately $50 million. When this amount is subtracted from net cash provided by operating activities of approximately $280 million to $350 million, the result is approximately $230 million to $300 million, which is free cash flow. The Company believes that it is useful to investors to understand its free cash flow because it allows them to better assess and understand the Company’s ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent the Company’s residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. The Company uses free cash flow as a measure of recurring operating cash flow.

(2)	Bookings represent management’s initial, unaudited estimates of net fees that the Company expects to realize over the life of a contract at the time the contract is executed, but limited to the funded value of those contracts, which, with respect to government contracts is typically one year. Subsequent cancellations, extensions and other matters may impact the amount of bookings previously reported. Contract extensions and increases in scope are treated as bookings only to the extent of the incremental new value. There are no third party standards or requirements governing the calculation of bookings. The Company’s calculation involves estimates and judgments to gauge the extent of a client’s commitment, including the type and duration of the agreement, and the presence of termination charges or wind-down costs. The Company is providing information regarding its new contract bookings because the Company believes doing so provides useful trend information regarding changes in the volume of the Company’s new business over time. However, the timing of large, new contract bookings can significantly affect the level of bookings in a particular quarter. Consequently, there may be a sharp increase in bookings in some quarters and not in others. Information regarding the Company’s new bookings is not comparable to, nor should it be substituted for, an analysis of the Company’s revenues over time. The majority of the Company’s contracts are subject to termination by the client on short notice or without notice.

About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE) is a leading global management and technology consulting firm, providing strategic consulting, application services, technology solutions and managed services to Global 2000 companies and government organizations. We help customers achieve results by identifying mission critical issues and implementing innovative and customized solutions designed to generate revenue, reduce costs and access the right information at the right time. Our proprietary research institute, the BearingPoint Institute, demonstrates the firm’s commitment to analyzing and responding to issues with a thoroughly researched and informed perspective. Based in McLean, Virginia, BearingPoint has been named as one of Fortune’s Most Admired Companies in America for three consecutive years. For more information, visit the Company’s website at www.BearingPoint.com.

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Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s operations that are based on its current expectations, estimates and projections. Words such as “may,” ”could,” “continue,” “expects,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or the Company’s future financial performance that may not prove to be accurate. The forward-looking statements in this press release include, without limitation, statements about the Company’s estimated results of operations (including pre-tax earnings and cash flows) for fiscal 2006. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Actual outcomes, results and future trends may differ materially from the forward-looking statements for many reasons, including: any direct or indirect impact of the matters disclosed in this press release on the Company’s operating results, financial condition or stock price; the Company’s inability to file its SEC reports on a timely basis; any adverse report or decision from any federal or state government or agency, including the Defense Contract Audit Agency, relating to its audits or reviews of the Company’s contracts and systems that could reduce the Company’s ability to obtain new government business or require the refund of payments received on government contracts; the outcome of the pending SEC investigation; competitive pricing pressures and their impact on our billing rates; the business decisions of the Company’s clients regarding the use of its services and the potential need to use subcontractors to complete certain engagements; the timing of projects and their termination; the Company’s ability to address liquidity concerns; the Company’s ability to remediate internal control material weaknesses and significant deficiencies identified by the Company and the Company’s independent registered public accountants and the associated costs; the availability of surety bonds, letters of credit or bank guarantees supporting client engagements; the impact of adverse rating agency actions; the Company’s ability to retain the listing of its common stock on the New York Stock Exchange; the availability of talented professionals to provide the Company’s services or any significant attrition of the Company’s talented professionals; the pace of technology change; the strength of the Company’s joint marketing relationships; the actions of the Company’s competitors; changes in spending policies or budget priorities of the U.S. government in light of the large U.S. budget deficit and competing budget requirements (such as those due to Hurricane Katrina or the Iraqi conflict); the Company’s inability to use losses in some of its foreign subsidiaries to offset earnings in the United States; the Company’s inability to accurately forecast the Company’s results of operations and the growth of its business; changes in, or the application of changes to, accounting principles or pronouncements under accounting principles generally accepted in the United States, particularly those related to revenue recognition; difficulties relating to changes in the Company’s management; and the outcome of pending and future legal proceedings.

In addition, the Company’s results and forward-looking statements could be affected by general domestic and international economic and political conditions, uncertainty as to the future direction of the economy and vulnerability of the economy to domestic or international incidents, as well as market conditions in the Company’s industry. The Company cautions the reader that the factors the Company has identified above may not be exhaustive. The Company operates in a continually changing business environment, and new factors that may affect the Company’s forward-looking statements emerge from time to time. Management cannot predict such new factors, nor can it assess the impact, if any, of such new factors on the Company’s

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business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those implied by any forward-looking statements.

For a more detailed discussion of the risk factors affecting the Company, see Exhibit 99.1 in the Company’s Form 10-Q for the period ended September 30, 2004 and the Company’s Forms 8-K filed as of December 16, 2004, March 18, 2005 and April 20, 2005.

For Media:	For Investors:
John Schneidawind	Deborah Mandeville
BearingPoint, Inc.	BearingPoint, Inc.
john.schneidawind@bearingpoint.com	debbie.mandeville@bearingpoint.com
(703) 747-5853	(508) 549-5207

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